UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) April 11, 2007

VERI-TEK INTERNATIONAL, CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

7402 W. 100th Place, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2007, Veri-Tek International, Corp. (the “Company”) and its subsidiary, Manitex, Inc. (“Manitex”), entered into a Second Amended and Restated Credit Agreement with Comerica Bank (“Comerica”), consisting of a revolving credit facility in a principal amount of up to $16.5 million (the “New Credit Facility”), which replaced the existing credit facility (as amended and restated) among Quantum Construction Equipment, LLC, Manitex, LLC (formerly known as Quantum Equipment, LLC), Manitex, and Comerica. The New Credit Facility is guaranteed by (i) the separate Guaranties, dated as of March 8, 2006, executed and delivered by Robert Skandalaris, David Langevin, and Michael Azar, as amended, and as further amended in the future; (ii) the Guaranty, dated as of April 11, 2007, executed and delivered by Veri-Tek International, Corp., Manitex, LLC, Manitex Skycrane, LLC, and Quantum Value Management, L.P.; and (iii) any future guaranty of the indebtedness incurred under the New Credit Facility. All indebtedness incurred under the New Credit Facility is secured by (i) the Security Agreement, dated March 7, 2003, executed and delivered by Quantum Heavy Equipment, LLC (now known as Manitex, LLC) to Comerica; (ii) the Security Agreement, dated March 10, 2005, executed and delivered by Manitex to Comerica; (iii) the Security Agreement, dated March 7, 2003, executed and delivered by Manitex to Comerica, and (iv) the Security Agreement, dated March 10, 2005, executed and delivered by Manitex Skycrane, LLC to Comerica.

Advances under the New Credit Facility will be made only to Manitex, and will be evidenced by a revolving credit note (the “Revolving Credit Note”). The Revolving Credit Note will mature on April 1, 2008. The proceeds of any advances made under the Revolving Credit Note will be used solely for general corporate and working capital purposes.

In addition to the advances to be made under the Revolving Credit Note, Comerica has agreed to issue from time to time, standby letters of credit for the account of Manitex (“Letters of Credit”) in aggregate undrawn amounts not to exceed $1 million at any one time outstanding. Under the terms of the New Credit Facility, no Letter of Credit may have an expiration date which extends beyond the fifth business day before April 1, 2008 or one year after issuance, whichever first occurs. The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the Letter of Credit reserve shall never exceed the lesser of $16.5 million and the borrowing base, which is the sum of (a) eighty-five percent of Eligible Accounts (as defined in the New Credit Facility), plus (b) seventy-five percent of Eligible Canadian Accounts (as defined in the New Credit Facility), plus (c) the lesser of (i) sixty-five percent of Eligible Inventory (as defined in the New Credit Facility) and (ii) $7,500,000 plus (d) $2,500,000. Manitex shall pay to Comerica annually in advance a per annum Letter of Credit issuance fee equal to a rate to be negotiated between Manitex and the Company.

Advances under the Revolving Credit Note bear interest at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as Manitex may elect subject to the provisions of the New Credit Facility. With respect to Prime-based advances, interest shall be payable monthly on the first day of each month, commencing on the first day of the month following the month during which such advance is made, and at maturity. With respect to Eurodollar-based advances, interest shall be payable on the last day of each interest period applicable thereto; provided, however, that if such interest period is longer than three months, interest shall be payable at intervals of three months from the first day of such interest period and on the last day of such interest period.

Upon the occurrence of a default or an event of default, the advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based advance, three percent (3%) above the rate which would otherwise be applicable until the end of the then current interest period, at which time such advance shall bear interest at the rate provided for in clause (i) above. Interest on all advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based advance shall change on the effective date of any change in the Prime-based Rate.

Manitex can prepay all or part of the outstanding balance of the Prime-based advance(s) under the Revolving Credit Note at any time without premium or penalty. Upon three business days prior notice to Comerica, Manitex may prepay all or part of any Eurodollar-based advance, provided that the amount of any such partial prepayment shall be at least $250,000 and the unpaid portion of such advance which is refunded or converted shall be subject to certain limitations. Any prepayment of a Prime-based advance or any prepayment of a Eurodollar-based advance on the last day of the interest period therefor made in accordance with certain terms shall be without premium, penalty or prejudice to Manitex’s right to reborrow under the terms of the New Credit Facility.

The New Credit Facility requires the Company to maintain, as of the last day of each fiscal quarter ending during certain periods specified in the New Credit Facility, a certain tangible effective net worth. The New Credit Facility contains covenants which, among other things, limit the ability of the Company and its subsidiaries to (i) incur indebtedness, (ii) enter into mergers or consolidations, (iii) guarantee, endorse, or otherwise become secondarily liable for the obligations of others, and (iv) affirmatively pledge or mortgage any of their assets.

The New Credit Facility contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; certain bankruptcy events; certain ERISA events; judgment defaults; revocation of any guaranty; and change of control.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ David H. Gransee
Name:	David H. Gransee
Title:	Vice President and Chief Financial Officer

Date: April 17, 2007